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                                                                     EXHIBIT 5.1

                             ANDREWS & KURTH L.L.P.
                          600 TRAVIS STREET, SUITE 4200
                              HOUSTON, TEXAS 77002

                                 April 26, 2001

Board of Directors
El Paso Corporation
El Paso Building
1001 Louisiana Street
Houston, Texas 77002

Gentlemen:

         We have acted as special counsel to El Paso Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the registration statement on Form S-3 filed by the Company with the Commission on April 26, 2001 (the "Registration Statement"), relating to the offering from time to time of up to 12,190,000 shares (the "Shares") of the Company's common stock, par value $3.00 per share.

         In arriving at the opinion expressed below, we have examined the Company's Certificate of Incorporation and Bylaws, each as amended to date, the Registration Statement, and the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the conformity to the originals of all documents supplied to us as certified or photostatic or faxed copies, (iii) the authenticity of the originals of such documents and (iv) as to the forms of all documents in respect of which forms were filed with the Commission as exhibits to the Registration Statement, the conformity in all material respects of such documents to the forms thereof that we have examined.

         In rendering the opinion expressed below, we have assumed that (i) the Certificate of Incorporation and By-laws of the Company will not have been amended in any manner that would affect any legal conclusion set forth herein and (ii) the consideration paid for the Shares will comply with Section 153(a) or (b) of the Delaware General Corporation Law "DGCL", the third sentence of
Section 152 of the DGCL and Section 3 of Article IX of the Delaware
Constitution.

         Based on the foregoing, and subject also to the limitations and other assumptions and qualifications set forth below, it is our opinion that the Shares, when sold in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

         For the purposes of the opinion expressed above, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective. We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus forming part of the Registration Statement without admitting that we are "experts" under the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is rendered solely for your benefit in connection with the above matter and may not be relied upon in any manner by any other person or entity without our express written consent.

                                             Very truly yours,

                                             /s/ ANDREWS & KURTH L.L.P.


1198/7872/2698